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                                                                      EXHIBIT 11
                        BINDVIEW DEVELOPMENT CORPORATION
     STATEMENTS REGARDING COMPUTATION OF LOSS PER COMMON SHARE (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                  ----------------------------
                                                        2001            2000
                                                  ---------------  ------------
Net loss                                              $ (4,275)       $ (6,675)
                                                      =========       =========

Shares used in basic calculation
        Total basic shares                              51,557          50,519

Additional shares for diluted computation:
  Effect of stock options                                2,117           6,281
  Effect of warrants                                        --              75
  Effect of convertible preferred stock and
    debentures                                              --           1,409
  Exclusion of share equivalents that are
    anti-dilutive because a loss was incurred           (2,117)         (7,765)
                                                      ---------       ---------
        Total diluted shares                            51,557          50,519
                                                      ========        ========
Loss per common share (basic and diluted)             $  (0.08)       $  (0.13)
                                                      ========        ========